Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513

Potlatch Corporation Reports Second Quarter 2016 Results

SPOKANE, Wash - July 26, 2016 - Potlatch Corporation (Nasdaq: PCH) today reported a net loss of $31.3 million, or $0.77 per diluted share, on revenues of $141.5 million for the quarter ended June 30, 2016. Excluding the after-tax loss of $36.7 million on the previously announced sale of 172,000 acres in central Idaho, net income was $5.4 million, or $0.13 per diluted share, in the second quarter.  Net income was $0.7 million, or $0.02 per diluted share, on revenues of $128.7 million in the second quarter of 2015.

"Our solid second quarter results were driven by favorable hauling conditions in northern Idaho, a meaningful increase in lumber prices and the early completion of a conservation real estate transaction," said Mike Covey, chairman and chief executive officer. "Proceeds from the central Idaho timberlands sale that we announced in April were used to pay $42.6 million of debt and repurchase almost 170,000 common shares at an average price of $35 per share.  We expect seasonally higher harvest volumes and sawlog prices along with increased lumber shipments and prices to drive strong third quarter results," stated Mr. Covey.

Financial Highlights (in millions, except per share data)

	Q2 2016	Q1 2016	Q2 2015
Revenues	$141.5	$127.9	$128.7
Net income (loss)	$(31.3)	$0.2	$0.7
Net income (loss) per diluted share	$(0.77)	$—	$0.02
Distribution per share	$0.375	$0.375	$0.375
Net cash from operations	$16.8	$28.9	$(7.7)
Cash and short-term investments at end of period	$65.4	$7.8	$10.6

Reconciliation of Q2 2016 Earnings (in millions, except per share data)

	Amount	Per Share
Net income (loss)	$(31.3)	$(0.77)
Net loss on sale of central Idaho timberland	36.7	0.90
Net income, as adjusted	$5.4	$0.13

Business Performance: Q2 2016 vs. Q1 2016

Resource

Resource’s operating income was $15.7 million on revenues of $54.8 million in the second quarter, compared to operating income of $10.2 million on revenues of $48.7 million in the first quarter of 2016. Harvest volumes were higher than typical in the North in the second quarter due to drier than normal conditions. Northern sawlog prices were 14% higher in the second quarter. Prices realized for sawlogs in the South increased 6% primarily due to a seasonally higher mix of hardwood logs.

Wood Products

Wood Products earned $4.7 million on revenues of $90.9 million in the second quarter, compared to operating income of $1.0 million on revenues of $83.2 million in the first quarter of 2016. Average lumber prices were 8% higher and lumber shipments were 5% higher in the second quarter compared to the first quarter.  Our Warren, Arkansas sawmill took 12 days of downtime in the second quarter for a capital project and annual boiler maintenance.

Real Estate

Excluding the central Idaho timberland sale, Real Estate’s operating income was $5.0 million on revenues of $10.0 million in the second quarter, compared to operating income of $2.1 million on revenues of $5.6 million in the first quarter of 2016. More acres were sold in the second quarter at a higher average sales price, compared to the first quarter.

Other

The following notable items also occurred during the second quarter:

•	Potlatch recorded an after-tax loss of $36.7 million, or $0.90 per diluted share, on the sale of 172,000 acres of timberland in central Idaho on April 21, 2016.
•	Proceeds from the sale were used to redeem $42.6 million of 5.9% revenue bonds on June 6, 2016. The bonds were due October 1, 2026.
•	Potlatch also repurchased 169,625 of its common shares during the quarter at an average price of $35.08 per share.

•

An after-tax charge of $0.5 million was recorded in connection with an Environmental Protection Agency claim for unreimbursed costs related to a northern Idaho environmental remediation project that was completed in 2013.

Conference Call Information

A live conference call and webcast will be held today, July 26, 2016, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 43252194. Supplemental materials that will be discussed during the call are available on the website.

A replay of the conference call will be available two hours following the call until August 2, 2016 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 43252194 to access the replay.

About Potlatch

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch, a certified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. More information about Potlatch can be found on the company’s website at www.potlatchcorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, our expectations regarding future company performance; the direction of our business markets; business conditions in our Resource, Wood Products and Real Estate segments; harvest volumes; lumber pricing; sawlog pricing; performance of our Wood Products, Resource and Real Estate segments in 2016; and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the U.S. housing market, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in Chinese demand; changes in tariffs, quotas and trade agreements involving wood products; currency fluctuation; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; restrictions on harvesting due to fire danger; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Potlatch Corporation

Consolidated Statements of Income (Loss)

Unaudited (Dollars in thousands, except per share amounts)

	Quarters Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$141,495	$128,747	$269,391	$262,872
Costs and expenses:
Cost of goods sold	113,377	109,441	223,192	217,213
Selling, general and administrative expenses	13,824	11,995	26,833	24,321
Loss on sale of central Idaho timber and timberlands	48,522	—	48,522	—
	175,723	121,436	298,547	241,534
Operating income (loss)	(34,228)	7,311	(29,156)	21,338
Interest expense, net	(8,206)	(8,016)	(14,231)	(16,085)
Income (loss) before income taxes	(42,434)	(705)	(43,387)	5,253
Income tax benefit	11,196	1,416	12,306	1,114
Net income (loss)	$(31,238)	$711	$(31,081)	$6,367

Net income (loss) per share:
Basic	$(0.77)	$0.02	$(0.76)	$0.16
Diluted	$(0.77)	$0.02	$(0.76)	$0.16
Dividends per share	$0.375	$0.375	$0.75	$0.75
Weighted-average shares outstanding (in thousands):
Basic	40,784	40,843	40,837	40,822
Diluted	40,784	40,963	40,837	40,933

Potlatch Corporation

Condensed Consolidated Balance Sheets

Unaudited (Dollars in thousands)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash	$25,301	$7,886
Short-term investments	40,077	39
Receivables, net	22,531	13,420
Inventories	30,045	35,162
Other assets	17,162	14,246
Total current assets	135,116	70,753
Property, plant and equipment, net	74,558	75,285
Timber and timberlands, net	643,814	816,599
Deferred tax assets, net	51,569	46,600
Other assets	9,088	7,375
Total assets	$914,145	$1,016,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit borrowings	$—	$30,000
Current portion of long-term debt	5,082	5,007
Accounts payable and accrued liabilities	48,290	39,740
Current portion of pension and other postretirement employee benefits	5,973	5,973
Total current liabilities	59,345	80,720
Long-term debt	581,205	598,874
Pension and other postretirement employee benefits	119,590	119,369
Other long-term obligations	13,462	13,913
Total liabilities	773,602	812,876
Commitments and contingencies
Stockholders' equity:
Common stock, $1 par value	40,519	40,681
Additional paid-in capital	352,497	350,541
Accumulated deficit	(140,351)	(72,983)
Accumulated other comprehensive loss	(112,122)	(114,503)
Total stockholders’ equity	140,543	203,736
Total liabilities and stockholders' equity	$914,145	$1,016,612

Potlatch Corporation

Condensed Consolidated Statements of Cash Flows

Unaudited (Dollars in thousands)

	Six Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(31,081)	$6,367
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	16,474	15,597
Basis of real estate sold	5,421	1,008
Change in deferred taxes	(6,784)	(1,707)
Employee benefit plans	6,416	3,166
Equity-based compensation expense	2,176	2,259
Loss on sale of central Idaho timber and timberlands	48,522	—
Other, net	(1,280)	(5,496)
Working capital and operating-related activities, net	5,797	(4,538)
Net cash from operating activities	45,661	16,656
CASH FLOWS FROM INVESTING ACTIVITIES
Change in short-term investments	(40,038)	24,537
Property, plant and equipment	(3,488)	(12,248)
Timberlands reforestation and roads	(5,544)	(6,004)
Acquisition of timber and timberlands	(1,161)	—
Net proceeds from sale of central Idaho timber and timberlands	111,460	—
Other, net	109	433
Net cash from investing activities	61,338	6,718
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends to common stockholders	(30,453)	(30,507)
Repayment of revolving line of credit borrowings	(30,000)	—
Revolving line of credit borrowings	—	15,000
Repayment of long-term debt	(47,600)	—
Proceeds from issuance of long-term debt	27,500	—
Repurchase of common stock	(5,956)	—
Change in book overdrafts	(2,836)	(2,246)
Employee tax withholdings on vested performance share awards	(102)	(1,445)
Other, net	(137)	(37)
Net cash from financing activities	(89,584)	(19,235)
Increase in cash	17,415	4,139
Cash at beginning of period	7,886	4,644
Cash at end of period	$25,301	$8,783

Potlatch Corporation

Segment Information

Unaudited (Dollars in thousands)

	Quarters Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2016	2015	2016	2015
Revenues:
Resource	$54,826	$44,111	$103,536	$98,066
Wood Products	90,924	84,191	174,162	173,424
Real Estate	9,954	10,745	15,520	13,856
	155,704	139,047	293,218	285,346
Elimination of intersegment revenues - Resource	(14,209)	(10,300)	(23,827)	(22,474)
Total consolidated revenues	$141,495	$128,747	$269,391	$262,872

Operating income (loss):
Resource	$15,672	$8,797	$25,879	$23,775
Wood Products	4,695	(1,953)	5,651	1,547
Real Estate[1]	(43,429)	8,521	(41,354)	10,120
Eliminations and adjustments	(969)	539	496	3,514
	(24,031)	15,904	(9,328)	38,956
Corporate	(10,197)	(8,593)	(19,828)	(17,618)
Operating income (loss)	(34,228)	7,311	(29,156)	21,338
Interest expense, net	(8,206)	(8,016)	(14,231)	(16,085)
Income (loss) before income taxes	$(42,434)	$(705)	$(43,387)	$5,253

Depreciation, depletion and amortization:
Resource	$5,387	$4,797	$11,515	$11,051
Wood Products	1,800	1,661	3,701	3,237
Real Estate	1	15	3	30
	7,188	6,473	15,219	14,318
Corporate	213	251	421	535
Bond discounts and deferred loan fees	468	369	834	744
Total depreciation, depletion and amortization	$7,869	$7,093	$16,474	$15,597

Basis of real estate sold:
Real Estate	$3,509	$710	$5,754	$1,181
Eliminations and adjustments	(122)	(110)	(333)	(173)
Total basis of real estate sold	$3,387	$600	$5,421	$1,008

1 In the second quarter of 2016, we sold approximately 172,000 acres of timberlands located in central Idaho for $114 million at a loss of $48.5 million before taxes.